QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 99

Investor Release

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
03/12/03	Investors: Mary Healy, 630-623-6429 Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS FEBRUARY 2003 SALES

OAK BROOK, IL—McDonald's Corporation announced today total Systemwide sales for February 2003 increased 4% to $3.1 billion over February 2002 (in constant currencies sales declined 1%). Total Brand McDonald's sales for restaurants in operation at least 13 months (comparable sales) declined 4.7% in constant currencies, compared with a 0.4% increase in February 2002.

        Chairman and Chief Executive Officer Jim Cantalupo said: "I remain confident that we have the right team in place to aggressively confront our challenges and revitalize our business, despite current sales performance. U.S. February sales were impacted by the sluggish U.S. economy and severe winter weather. In Europe, we continued to face economic weakness in certain markets along with unfavorable weather conditions and strong prior year comparisons. We will discuss the factors behind these results in greater detail in conjunction with our first quarter earnings release."

	Systemwide Sales				Comparable Sales**
Brand McDonald's Major Segments			Percent Increase/(Decrease)		Percent Increase/(Decrease)
Month ended February 28 Dollars in millions	2003	2002	As Reported	Constant Currency*	Constant Currency*
U.S.	$1,488.4	$1,513.7	(2)	n/a	(4.4)
Europe	855.0	714.5	20	(1)	(3.9)
APMEA***	525.0	498.6	5	(3)	(7.5)

*
Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year average exchange rates.
**
Comparable sales represent the change in sales from the same period in the prior year for restaurants in operation at least thirteen months.
***
Asia/Pacific/Middle East and Africa

n/a
Not applicable

        McDonald's operates more than 30,000 restaurants serving 46 million customers each day in more than 100 countries, generating more than $40 billion in annual Systemwide sales. Additional information about McDonald's is available at www.mcdonalds.com.

# # #

5

QuickLinks

  EXHIBIT 99